    THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS MADE SOLELY BY THE OFFER TO PURCHASE DATED OCTOBER 9, 1996, AND THE RELATED LETTER OF TRANSMITTAL, AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE PURCHASER (AS DEFINED BELOW) IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE STATUTE. IF THE PURCHASER BECOMES AWARE OF ANY VALID STATE STATUTE PROHIBITING THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT THERETO, THE PURCHASER WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH STATE STATUTE. IF AFTER SUCH GOOD FAITH EFFORT, THE PURCHASER CANNOT COMPLY WITH SUCH STATE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN SUCH STATE. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER BY PIPER JAFFRAY INC. OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON SHARES
                                       OF
                           SUPER FOOD SERVICES, INC.
                                       at
                              $15.50 Net Per Share
                                       by
                          NFC ACQUISITION CORPORATION
                          a wholly owned subsidiary of
                               NASH-FINCH COMPANY

    NFC Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Nash-Finch Company, a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of the Common Shares, par value $1.00 per share, including the associated preferred share purchase rights (collectively, the "Shares"), of Super Food Services, Inc., a Delaware corporation (the "Company"), at $15.50 per Share, net to the seller in cash, without any interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 9, 1996 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer"). Following the Offer, the Purchaser intends to effect the Merger described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 6, 1996, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) A NUMBER OF SHARES OF THE COMPANY WHICH, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY PARENT, THE PURCHASER AND/OR OTHER SUBSIDIARIES OF PARENT, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF

SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE PURCHASER ESTIMATES THAT APPROXIMATELY 5,620,913 SHARES WILL NEED TO BE VALIDLY TENDERED (AND NOT WITHDRAWN) TO SATISFY THE MINIMUM CONDITION.

    The Offer is being made pursuant to an Agreement and Plan of Merger dated as of October 8, 1996 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions set forth therein, the Purchaser has agreed to make the Offer and purchase all Shares validly tendered and not withdrawn following the later of (i) the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the Offer and (ii) the Expiration Date. After the completion of the Offer, the Purchaser will be merged with and into the Company (the "Merger") and each Share then outstanding (other than Shares held by Parent, the Purchaser or any subsidiary of Parent or the Purchaser, or in the treasury of the Company or any subsidiary of Company, all of which will be cancelled, and other than Shares held by stockholders who properly exercise and perfect appraisal rights under the Delaware General Corporation Law) will be converted upon effectiveness of the Merger (the "Effective Time") into the right to receive $15.50 in cash, without any interest. Following the consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of Parent.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    Simultaneously with entering into the Merger Agreement, Parent and the Purchaser entered into a Stockholder Agreement (the "Stockholder Agreement") with the directors and certain officers of the Company, including Jack Twyman, the Chairman of the Board and Chief Executive Officer, who are stockholders of the Company (the "Tendering Stockholders"). Pursuant to the Stockholder Agreement, each Tendering Stockholder has agreed to tender (and not withdraw) pursuant to the Offer and before the Expiration Date all of the Shares owned of record or beneficially by such Tendering Stockholder (subject to certain exceptions) on the date of the Stockholder Agreement, together with any Shares acquired by any such Tendering Stockholder prior to the termination of the Stockholder Agreement. As of the date hereof, the Tendering Stockholders beneficially own 577,491 Shares, or approximately 5.2% of all outstanding Shares.

    The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied prior to the time of payment for any Shares, the Purchaser may (i) terminate the Offer and return all tendered shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered by the Expiration Date and not withdrawn, or (iv) delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions of the Offer.

    For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares as, if and when the Purchaser gives oral or written notice to the Depositary (Norwest Bank Minnesota, N.A.) of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payments to tendering stockholders. The Purchaser will not, under any circumstances, pay interest on the purchase price, regardless of any delay in making such payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing the Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

    The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open (but subject to the terms and conditions of the Merger Agreement) by giving oral or written notice of such extension to the Depositary. Any such extension will be followed, as soon as practicable, by public announcement thereof, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment, may also be withdrawn after December 7, 1996. If the Purchaser is delayed in its acceptance or purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchaser's rights, tendered Shares may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except as described in the Offer to Purchase.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses specified on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and, if certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) in which such certificate(s) is (are) registered, if different from the name of the person tendering such Shares. If certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office, branch or agency in the United States or any other institution that is a member of the Medallion Signature Guaranty Program (each being referred to herein as an "Eligible Institution"). If Shares have been tendered pursuant to the procedure for book-entry tender set forth in the Offer to Purchase, the notice of withdrawal must specify the name and account number(s) of the account(s) at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding.

    The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations as set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                         (212) 269-5550 (call collect)
                                       or
                         Call Toll Free: 1-800-848-3402
                      THE DEALER MANAGER FOR THE OFFER IS:
                               PIPER JAFFRAY INC.
                             222 South Ninth Street
                          Minneapolis, Minnesota 55402
                   Call Toll Free: 1-800-333-6000, Ext. 6373

October 9, 1996